EXHIBIT 2.1

ARTICLES OF MERGER

MERGING

COMMERCE DEVELOPMENT CORPORATION, LTD.,
a Maryland corporation

INTO

COMMERCE DEVELOPMENT CORPORATION, LTD.,
a Delaware corporation

The undersigned corporations, in accordance with the Annotated Code of Maryland, Corporations and Associations, Section 3-101 et seq. (the “Code”) hereby adopt and execute the following Articles of Merger:

ARTICLE I

The names of the corporations proposing to merge are:

(i)
Commerce Development Corporation, Ltd., a corporation organized and existing under the laws of the State of Maryland, formed on May 13, 1998 and initially named “Majestic Financial, Ltd.” (hereinafter referred to as “CDPC Maryland” or the “Merged Corporation”); and

(ii)
Commerce Development Corporation, Ltd., a corporation organized and existing under the Delaware General Corporation Law, formed on March 29, 2006 (hereinafter referred to as “CDPC Delaware” or the “Surviving Corporation”). The Surviving Corporation has not been qualified to do business in Maryland.

The Merged Corporation and Surviving Corporation are hereinafter referred to as the “Constituent Corporations.” The Constituent Corporations have agreed to effect such merger (the “Merger”) upon the terms and subject to the conditions set forth herein and in an agreement and plan of merger. Pursuant to these Articles of Merger, CDPC Maryland will merge with and into CDPC Delaware, its wholly owned subsidiary, with CDPC Delaware being the Surviving Corporation.

ARTICLE II

The principal office of the Merged Corporation, organized under the laws of the State of Maryland, is at 10900 Wilshire Boulevard, Los Angeles, California 90024. The principal office of the Surviving Corporation, organized under the laws of the State of Delaware, is at 10900 Wilshire Boulevard, Los Angeles, California 90024. The name and address of the Merged Corporation’s resident agent in the State of Maryland is Paracorp Incorporated, at 245 West Chase Street, Baltimore, Maryland 21201.

ARTICLE III

The Merged Corporation does not own real property or any other interest in land in the State of Maryland.

ARTICLE IV

The terms and conditions of the transaction set forth in these Articles of Merger (“Articles”) were advised, authorized, and approved by each corporation party to the Articles in the manner and by the vote required by its charter and the laws of the State of Maryland.

(i)  The Merger was duly advised, authorized and approved by the Board of Directors of the Merged Corporation by an Informal Action (by written consent) of the Board of Directors of the Merged Corporation dated March 31, 2006, declaring that the Merger herein proposed is advisable and in the best interests of the Merged Corporation substantially upon the terms and conditions set forth in these Articles. At a special meeting of the stockholders held on April 7, 2006, the Merger was approved in person or proxy by holders of in excess of 90% of the issued and outstanding capital stock of the Merged Corporation entitled to cast a vote on the matter.

(ii)  The Merger was duly advised, authorized and approved by the Board of Directors of the Surviving Corporation by a Unanimous Written Consent of the Board of Directors of the Surviving Corporation dated March 31, 2006, declaring that the Merger herein proposed is advisable and in the best interests of the Surviving Corporation substantially upon the terms and conditions set forth in these Articles.

ARTICLE V

The total number of shares of stock that the Merged Corporation has authority to issue is 300,000,000 shares of Common Stock, with a par value $0.001 per share. The total number of shares of stock that the Surviving Corporation has authority to issue is 55,000,000 shares consisting of (i) 50,000,000 shares of Common Stock, with a par value of $0.001 per share; and (ii) 5,000,000 shares of Preferred Stock, with a par value of $0.001 per share. The aggregate par value of all such shares is Fifty Five Thousand Dollars ($55,000).

ARTICLE VI

The manner and basis of converting or exchanging the shares of the Merged Corporation into shares of the Surviving Corporation shall be as follows:

6.1  CDPC Maryland Common Stock. Upon the Effective Date of Merger, each one (1) share of CDPC Maryland Common Stock, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any further action by the Constituent Corporations, their stockholders, or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of CDPC Delaware Common Stock. No fractional share shall be issued upon the exchange of any share or shares of CDPC Maryland Common Stock for CDPC Delaware Common Stock.

6.2  CDPC Delaware Capital Stock. Upon the Effective Date of Merger, each share of CDPC Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

6.3  Exchange of Certificates. After the Effective Date of Merger, each holder of an outstanding certificate representing capital stock of CDPC Maryland may, at such shareholder’s option, surrender the same for cancellation to the Secretary of CDPC Delaware, or duly authorized transfer agent, as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the same number of shares of the Surviving Corporation’s capital stock into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of CDPC Maryland capital stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of the Surviving Corporation’s capital stock into which such shares of CDPC Maryland capital stock were converted in the Merger, after giving effect to any reverse stock split, stock split, or similar transaction occurring after the date of issuance of such certificate and prior to the Effective Date.

ARTICLE VII

The Merger shall be effective on April 7, 2006, at 5:01 p.m. local time in Maryland.

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IN WITNESS WHEREOF, these Articles of Merger are hereby signed for and on behalf of the Merged Corporation by its Chief Executive Officer, who does hereby acknowledge that said Articles of Merger are the corporate act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts stated therein with respect to the authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief, and attested to by the Assistant Secretary.

COMMERCE DEVELOPMENT CORPORATION, LTD., a Maryland corporation

	By:	/s/ Silas Phillips
Silas Phillips Chief Executive Officer

Attest:

	By:	/s/ Edgar D. Park
Edgar D. Park Assistant Secretary
Dated: April 7, 2006

IN WITNESS WHEREOF, these Articles of Merger are hereby signed for and on behalf of the Surviving Corporation by its Chief Executive Officer, who does hereby acknowledge that said Articles of Merger are the corporate act of said corporation, and who does hereby state under the penalties for perjury that the matters and facts stated therein with respect to the authorization and approval of said merger are true in all material respects to the best of his knowledge, information, and belief, and attested to by the Assistant Secretary.

COMMERCE DEVELOPMENT CORPORATION, LTD., a Delaware corporation

	By:	/s/ Silas Phillips
Silas Phillips Chief Executive Officer

Attest:

	By:	/s/ Edgar D. Park
Edgar D. Park Assistant Secretary
Dated: April 7, 2006